                                                                   EXHIBIT 10.10

                             EMPLOYMENT AGREEMENT

     AGREEMENT made as of the execution date set forth below, by and between TELEGROUP, INC. ("Employer"), an Iowa corporation with offices at 505 North Third Street, Fairfield, Iowa, and JOHN LASS ("Employee") of 902 South Main Street, Fairfield, Iowa 52556.

     1. Employment. The Employer hereby employs Employee and Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

     2. Term. Employment of the Employee hereunder shall commence on January 1, 1997 and terminate on December 31, 1998. If neither party gives notice of termination of the employment 60 days in advance of December 31, 1998, this Agreement shall continue after December 31, 1998 for a period of six months. At the end of the six month period, and at the end of each subsequent six month period, this Agreement shall continue if neither party has given notice of termination 30 days prior to the end of the six month period.

     3. Duties. During the term hereof, the Employee shall hold the office and perform the duties of Chief Operating Officer of the Employer, subject to the Employee's responsibility to the Board of Directors of Employer.

     4. Base Compensation. For all services rendered by him and for all covenants undertaken by the Employee pursuant to this Agreement, the Employer shall pay and the Employee shall accept a base compensation at the rate of One Hundred Sixty-Five Thousand Dollars ($165,000) per year, payable in installments at such regular intervals as executives of Employer are paid.

     5. Incentive Compensation. In addition to the base compensation, the Employer and Employee shall, during the period of 90 days after the date of this Agreement, negotiate specific performance criteria which, if fulfilled, would result in additional incentive compensation to the Employee up to a maximum compensation (including base compensation) of Two Hundred Fifty Thousand Dollars ($250,000) per annum (i.e., in the event an agreement is reached, the incentive compensation will entitle the Employee to a maximum of $85,000 per annum in incentive compensation). Nothing herein shall obligate either party to agree to any particular incentive compensation, but the parties shall negotiate in good faith with a view to reaching agreement.

     6.     Stock Options.   Employee shall be granted the option to purchase
an aggregate of 25,000 shares of Class B common stock of Employer. The options shall be automatically converted to options to purchase Class A common stock (voting common stock) convertible upon the closing by the Employer of an initial public offering which results in no less than $10,000,000 in capital being raised by the Employer which shall be a gross amount prior to expenses or commissions (hereinafter such offering is referred to as the "Initial Public Offering"). In the event options have been exercised by the Employee prior to the Initial Public Offering, Employee's shares of Class B common stock shall be automatically converted to Class A common stock. The Employer's options are more particularly described in this paragraph 6, (and all references herein to common stock shall mean the non-voting Class B common stock).

       (a) Employee shall be granted the option to purchase 15,000 shares of common stock of the Employer at a price of $7.20 per share, with these options to vest and become exercisable as follows: In the event the Employee is still employed by the Employer on July 1, 1997, options to purchase 5,000 shares of the common stock of the Employer shall vest in the Employee and become exercisable; in the event the Employee is still employed by the Employer at January 1, 1998, options with respect to an additional 5,000 shares of common stock of the Employer shall vest in the Employee and become exercisable; and in the event the Employee is still employed by the Employer at July 1, 1998, options with respect to an additional 5,000 shares of common stock of the Employer shall vest in the Employee and become exercisable. After the vesting of options, the Employee shall have the right to exercise options with respect to those shares that shall have vested, all as set forth in the stock option agreement attached hereto as Exhibit A.

       (b) In addition to the stock options set forth in paragraph 6(a) above (relating to 15,000 shares of stock), the Employee shall be granted options to purchase a further 10,000 shares of common stock of the Employer at the price of $7.20 per share, with such options to vest and be subject to the contingencies set forth in this section 6(b):

            (i) During the period between the date of this Agreement and April 30, 1997, Employer and Employee shall negotiate in good faith with respect to setting certain performance criteria which, if fulfilled, would result in the Employee having the option to purchase a further 5,000 shares of the common stock of the Employer, which shall vest in the Employee in the event the criteria established by the parties shall have been fulfilled and in the event Employee shall have continuously been an employee of the Company for the two-year term of this Agreement ending at December 31, 1998.

            (ii) In addition, the performance criteria to be negotiated as set forth in paragraph 6(b) (i) shall include performance criteria for options to purchase a further 5,000 shares of the common stock of the Employer which shall vest at December 31, 1999, and shall be conditional on the Employee having been continuously employed by Employer for the approximately three-year period ending December 31, 1999, and the performance criteria for the vesting of such options having been fulfilled.
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       (c)  The performance criteria referred to in this Agreement shall be set forth in writing promptly following any agreement with respect to such criteria. For purposes of this Agreement, the Employee shall be deemed to have been continuously employed by the Employer during a period, provided that his employment has not been terminated by the Employer, or he has not terminated his employment voluntarily; provided, however, the Employee's employment shall be deemed terminated as of the date of his death or his total and permanent disability, which shall mean his inability to perform services for the Employer for a continuous period of 120 days.

       (d) Notwithstanding anything to the contrary in this Agreement, in the event the Employer is acquired by or merged into any other entity, or in the event there is, in a single transaction, a sale of more than 25% of the outstanding capital stock of the Employer, then all options granted to Employee pursuant to paragraph 6(a) and (b) above shall vest immediately in Employee at the time of the merger, acquisition or change of stock ownership; provided, however, that there shall be no accelerated vesting hereunder as a result of (i) the contemplated private placement of capital stock of the Employer pursuant to which the Employer is seeking $20 million from a party introduced by Smith, Barney, or (ii) the sale of capital stock of Employer in the Initial Public Offering. For purposes of determining whether more than 25% of the outstanding capital stock of Employer is sold, this criterion shall be deemed to have been satisfied if after the transaction in question, the owner or owner(s) who acquired capital stock in the new transaction own more than 25% of the capital stock of the Employer, counting only the stock acquired in such transaction.

       (e)  Employer agrees that upon the consummation of its Initial
Public Offering of capital stock, it will take necessary steps, including the filing of form S-8, to register the stock of optionees such as Employee, subject, however, to the approval and regulations of any underwriter (who shall be entitled to nullify such registration rights for a particular offering if it determines, in good faith, that such rights would adversely affect the market for Employer's stock or the Employer's ability to register and sell its stock). In the event that the registration contemplated in the preceding sentence is not possible, Employer agrees that after its Initial Public Offering of capital stock, it will grant Employee the right, subject to the reasonable regulations of any underwriter (who shall be entitled to nullify the piggyback registration rights for a particular offering if it determines, in good faith, that such rights would adversely affect the Employer's ability to register and sell its stock), piggyback registration rights so Employee can exercise some or all of his options and thereafter immediately sell the shares of common stock of the Employee underlying his options in the public market. Such piggyback registrations shall require the Employee to pay any underwriting commissions or discounts in connection with the sale by the Employee of his shares, and no more than two piggyback registrations shall be available to the Employee hereunder. Notwithstanding the foregoing, in the event the option shares should become freely tradeable pursuant to any exemption available under the rules and regulations of the Securities and Exchange Commission, the piggyback registrations hereunder shall no longer be available to Employee. The Employee shall, in connection with either of the above contemplated methods of registration, also comply with the reasonable requirements of the Employer and all the rules and regulations of the Securities and Exchange Commission.

     7. Fringe Benefits. The Employee will be entitled to participate in any disability, life, accident or health insurance plans which the Employer has in effect from time to time for the benefit of its employees. In the discretion of the Employer, Employee may participate in any profit sharing or bonus plan of Employer.

     8.     Termination for Cause.

       (a) In addition to the Employer's termination rights under paragraphs 9 and 10, the Employer may terminate this Agreement for "cause" which shall mean only one or more of the following:

            (i) Commission by the Employee of any fraudulent or grossly negligent act which, in the good faith opinion of the Employer, would then impair the Employee's ability to perform his duties;

            (ii) The conviction of a felony (from which, through lapse of time or otherwise, no successful appeal shall have been made) which, in the good faith opinion of the Employer, would impair the Employee's ability to perform his duties or injure Employer's business reputation;

            (iii) The willful refusal to carry out reasonable instructions of the Board of Directors of the Employer; provided, however, that the Employee may only be discharged under this paragraph 8(a)iii after he shall have been given 30 days' written notice setting forth his alleged deficiencies and the Employee shall not, within such 30-day period, have ceased or otherwise cured the activity or activities or omission constituting the grounds for termination; or

            (iv) The willful disclosure of any trade secrets or confidential corporate information of the Employer to persons not authorized to know the same, unless such disclosure is required by any law or court order or similar process, or the use by the Employee for his personal benefit and not the benefit of the Employer, of trade secrets or confidential corporate information of the Employer.

       (b) In addition to any other rights Employee may have under this Agreement, Employee may terminate this Agreement for "cause" which shall mean the following:

            (i) A transfer of Employee by Employer to a job site at a geographic location outside the Fairfield, Iowa area, which would require Employee to move his permanent residence, or a change in the job responsibilities of the Employee such that he is no longer a senior management employee.

     9. Illness or Disability of Employee. If Employee is unable to perform services for the Employer for a continuous period of more than 120 days, the Employee shall be deemed to be permanently and totally disabled, whereupon Employer may terminate this Agreement upon not less than 30 days written' notice to the Employee. In the event of such termination, all of the Employer's obligations hereunder will terminate as of the end of the 120-day period.

     10. Death of Employee. This Agreement will terminate immediately upon the death of the Employee. If Employee dies during the term of this Agreement, the Employer will pay to the Employee's estate the compensation that would otherwise be payable to the Employee through the end of the month of the Employee's death.

     11. Expenses. In addition to the compensation payable hereunder, the Employee shall be entitled to be reimbursed, upon submission of appropriate vouchers, for such reasonable out-of-pocket expenses as he may incur in the performance of duties contemplated hereby.

     12. Devotion to Business. Employee shall devote substantially full time, attention and energies to the Employer's business during the period of his employment.

     13.    Restrictive Covenants.

       (a) Employee agrees that during his employment, and for a period of one year thereafter, Employee will not, without the written consent of the Employer, engage, directly or indirectly, either as principal, agent, proprietor, director, officer, or employee, or participate in the ownership, management, operation or control of any business competitive with the business conducted by the Employer at the date of termination of this Agreement. Nothing contained in the foregoing shall prevent the Employee from purchasing securities of any corporation whose securities are regularly traded on any national securities exchange, or in the over-the-counter market; provided that such purchases shall not result in the Employee owing, directly or indirectly, at any time, ten percent (10%) or more of the voting securities of any corporation engaged in any business competitive to that carried on by Employer at the termination of this Agreement. Any other provisions hereof notwithstanding, this Section 13(a) shall not apply in the event that Employee terminates this Agreement in a bona fide good faith exercise of his rights under Section 8(b) hereof, or if Employee's employment is terminated by Employer for any reason other than a termination by Employer for cause or intentional misconduct of Employee.

       (b) Employee agrees that he will not, during the term of this Agreement and for a period of two years thereafter, directly or indirectly, individually or on behalf of other persons, aid or endeavor to solicit or induce (i) then remaining employees of the Employer or its affiliates, or agents or coordinators, to leave their employment or independent contractor positions to accept employment or positions with another person or entity, or
(ii) then customers of the Employer to purchase products or services then sold or provided by the Employer from another person or entity.

       (c) Employee agrees that he will not, during the term of this Agreement, or at any time thereafter, disclose to any unauthorized person, firm or corporation, any trade secrets or other confidential business information of the Employer or its affiliates. The Employee acknowledges and agrees that trade secrets and other confidential information constitute the Employer's sole and exclusive property. For purposes of this section, the term "confidential information" refers to any information that is not generally known to persons engaged in a business similar to that conducted or contemplated by the Employer and includes, without limitation: customer lists, sales agent lists, coordinator lists, research and development data, financial records, operational manuals, software programs used in the Employer's business, and any business plans. The term "confidential information," however, shall not include information (i) which is or becomes readily available in public records or documents through a source not attributable to Employee; (ii) which can be shown by Employee, by written documentation, to have been known by him prior to its disclosure to him by Employer; or
(iii) which Employee is required to disclose under applicable laws or regulations or in connection with judicial or administrative proceedings, provided that to the extent possible Employee shall notify Employer if compelled to disclose confidential information, prior to its disclosure, so as to permit Employer an opportunity to seek a protective order or other appropriate relief it deems prudent. Employee will return all documents and other tangible evidence related to the Employer's trade secrets and any confidential information on termination of the Employee's employment with or without cause. No breach or alleged breach of this Agreement by the Employer shall alter the obligations of the Employee set forth in this paragraph 13(c).

     14. Right to Injunctive Relief and Other Remedies. Employee agrees that the restrictions contained in paragraph 13 hereof are necessary for the protection of Employer and any breach thereof may cause Employer irreparable damage for which there may not be adequate remedy at law. Employee consents in the event of such breach to the issuance of an injunction in favor of Employer enjoining the breach of the aforesaid covenants by any Court of competent jurisdiction. Employee agrees that the rights of Employer to obtain an injunction shall not be considered a waiver of Employer's rights to assert any other remedy it may have at law or in equity.

     15. Automatic Modification. If any provision of this Agreement shall be deemed to be invalid, it shall not affect the remaining provisions of this Agreement. In addition, if any provision of this Agreement shall be deemed to be invalid as it relates to the restrictive covenants in paragraph 13, such provision shall be modified automatically to provide for the maximum restriction on the Employee that is lawful as, for example, by decreasing the geographical area or duration of any such restriction.

     16. Succession. This Agreement shall extend to and be binding upon Employee and upon Employer, its successors and assigns.

     17. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter, and no waiver, modification or change of any of its provisions shall be valid unless in writing and signed by the parties against whom such claimed waiver, modification or change is sought to be enforced, and as to the Employer, no waiver, modification or change shall be binding unless consented to in writing by Telegroup. This Agreement shall be governed by Iowa law.

     18. Waiver of Breach. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any other term or condition of this Agreement.

     19. Notices. All notices pursuant to this Agreement, shall be given by personal delivery, or registered or certified mail, return receipt requested, addressed to the parties hereto at the addresses set forth above, or to such other address as may hereafter be specified by notice in writing in the same manner by any party or parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year set forth below.

                                   TELEGROUP, INC.



Execution date:                    By
November 29, 1996                     -------------------------------------

                                   EMPLOYEE:



                                   ----------------------------------------
                                   John Lass